Exhibit 99.2

SUEZ FREE ALLOTMENT OF PERFORMANCE SHARES PLAN 12 FEBRUARY 2007 INFORMATION BULLETIN

1.	INTRODUCTION

1.1.
In accordance with the authorisation of the General Meeting of 13 May 2005, the Board of Directors decided on 18 October 2005 to proceed with the Free Allotment of SUEZ Performance Shares to certain categories of personnel of SUEZ (the "Company") and Affiliated Companies.

1.2.
This bulletin is an explanatory summary of the main features of the Free Allotment of Performance Shares plan (the "Plan"), the full text of which may be viewed upon request sent to your Human Resources Department.

1.3.	Only the French language version of both the Plan and this bulletin have force of law between the parties concerned.

1.4.	Appended hereto is an illustrative diagram of the phases of the Plan and a timetable for the Plan.

1.5.	The Free Allotment is not a recurrent component of the Beneficiary's remuneration.

1.6.	A glossary containing definitions of special terms can be found at the end of this document.

2.	SHARE ACQUISITION PERIOD

2.1.	The Beneficiary may become an owner of Free Performance Shares upon completion of the Acquisition Period, which began on 12 February 2007 and which ends on 14 March 2009.

2.2.	Conditions for Final Allotment

The Free Allotment will only become final if all of the following conditions have been met at the end of the Acquisition Period:

2.2.1.	Performance conditions

a)	ROCE for financial year 2008 > WACC and < WACC+3%: Free Performance Shares will be acquired in a proportion established in accordance with a linear acquisition rate calculated as follows:

(Actual rate - WACC)
-------------------------- x 100% (rounded to two decimal places)
(3%)

b)	ROCE for financial year 2008 ≥ WACC+3%: all Free Performance Shares will be acquired.

c)	ROCE for financial year 2008 ≤ WACC: the Free Performance Shares will not be part of a Final Allotment.

2.2.2.	'Presence' conditions

a)
The Final Allotment of Free Performance Shares is reserved for all Beneficiaries of the Initial Allotment, who, on 14 March 2009, are bound by an employment contract with or who hold office at SUEZ or an Affiliated Company.

b)
In the event of the Beneficiary's dismissal during the Acquisition Period, regardless of the reason, the Beneficiary shall lose, as of the date of notification of his dismissal, his right to the Final Allotment of Free Performance Shares, unless decided otherwise by SUEZ in accordance with the provisions set out in the final paragraph of Article 2.2.2.

c)	The same holds true in the event that the Beneficiary resigns during the Acquisition Period.

d)
As an exception, Beneficiaries who leave their employer during the Acquisition Period because of retirement or invalidity shall be considered eligible on the Final Allotment date. However, the Free Performance Shares shall be freely transferable in the event of an invalidity that places the Beneficiary in the second or third category of Article L-341.4 of the Social Security Code.

e)
In the event of the death of the Beneficiary during the Acquisition Period, his heirs may request the allocation of Free Performance Shares within a period of six months following the date of death. From the time of this allocation, the Free Performance Shares shall be freely transferable.

The Board of Directors or the Chairman will, upon delegation, be authorised to depart from the Final Allotment Conditions.

3.	SHARE RETENTION PERIOD

At the end of the Acquisition Period, the Company transfers the Free Performance Shares to the Allottee. The Free Performance Shares thus transferred will be registered in the name of the Allottee in a register kept by a single bank which is authorised for that purpose by the Company. The Free Performance Shares will be maintained in the said register until they are actually transferred or sold by the Allottee.

3.1.	Duration of the Retention Period

The Retention Period will begin on 15 March 2009 and end on 14 March 2011.

3.2.	Right of the Allottees during the Retention Period

Despite the non-transferability of his Free Performance Shares, the Allottee benefits from the rights attached to the Free Performance Shares, specifically:

-          the right to attend meetings;

-          the right to vote;

-          the right to dividends; dividends may be the subject of a special procedure designed to optimise their administration and payment.

4.	FATE OF SHARES FOLLOWING THE RETENTION PERIOD

4.1.	As of 15 March 2011, the Shares become available and may be freely transferred, EXCEPT during a Negative Window period, i.e.:

a)	within a period of ten stock market trading sessions preceding and following the date on which the Company's consolidated accounts are published;

b)
within the period between the date on which the Company's corporate bodies take cognisance of information which might impact significantly on the stock market price and the date following ten stock market trading sessions from the date on which said information was published.

Those Allottees who gave instructions to sell their Shares during a Negative Window will be duly informed of the impossibility of transferring or selling their Shares until the date on which the Negative Window closes.

5.	ADJUSTMENT

If, during the Acquisition Period, the Company carries out financial operations which can impact on the value of the Free Performance Shares, an adjustment will be made to the number of Free Performance Shares which can be allotted at the end of the Acquisition Period with a view to maintaining the rights of the Beneficiaries, in accordance with the provisions set out in the Plan.

6.	TAX AND SOCIAL SECURITY RAMIFICATIONS

6.1.
Information on this subject is subject to change and cannot take into account all of the components of a given individual's situation with respect to tax and social security. Consequently, it is up to the Beneficiary to contact his usual adviser; the Company assumes no responsibility whatsoever for the each individual Beneficiary's handling of tax and social security issues in respect of his Free Allotment.

6.2.	In the international context in which the Company operates, it is important to emphasises that there is a wide variety of tax and social security legislation.

6.3.
Consequently, the Beneficiary is solely responsible for reporting the Free Allotment of Performance Shares for personal tax purposes. The Beneficiary will therefore submit said tax returns in due course and will pay, where appropriate, any taxes and charges owed.

7.	ACKNOWLEDGEMENT OF RECEIPT

The Beneficiary must return the Acknowledgement of Receipt appended hereto by no later than 30 April 2007, failing which the Company may consider that the Beneficiary has waived his right to the Free Allotment of Performance Shares.

* * *

GLOSSARY

"Free Performance Shares" refers to company shares authorised for trading on Eurolist by Euronext Paris, allotted free of charge to Beneficiaries under the Plan, and acquired by the Allottees once the Final Allotment Conditions have been met.

"Allottee" refers to any Eligible Company Officer or employee who has become the owner of Free Performance Shares under a Final Allotment.

"Final Allotment" refers to the conditional acquisition mechanism whereby, once the Final Allotment Conditions have been met, the Beneficiary becomes the owner, upon completion of the Acquisition Period, of Free Performance Shares allotted under the Plan.

"Free Allotment" or "Free Allotment of Performance Shares" refers to the granting of Free Performance Shares by the Company as per the Authorisation of the General Meeting and the conditions set out in the Plan.

"Initial Allotment" refers to the notification addressed by the Chairman to a Beneficiary. Said allotment constitutes the start of the Acquisition Period.

"Beneficiary" refers to any Eligible Company Officer or employee who is the beneficiary of a Free Allotment of Performance Shares.

"Final Allotment Conditions" refers to the conditions which must be complied with or met during the Acquisition Period in order to allow the Allottee to benefit from a Final Allotment.

"Negative Window" refers to any period after the Retention Period during which the Free Performance Shares may not be transferred.

"Free Performance Allotment Letter" refers to the individual, nominative document addressed to each Beneficiary in order to inform him of the Free Allotment of Performance Shares pertaining to him.

"Eligible Company Officers" refers to chairmen of the Board of Directors, general managers, executive vice presidents, members of the Board of Directors or the manager of a partnership limited by shares. This definition does not include members of the Supervisory Board or directors.

"Acquisition Period" refers to the period set by the Board of Directors, running from 12 February 2007 to 14 March 2009, during which the Beneficiary is not yet the owner of the Free Performance Shares which have been allotted to him.

"Retention Period" refers to the period from 15 March 2009 to 14 March 2011 during which the Allottee is a shareholder of the Company and undertakes to retain the Free Performance Shares.

"Affiliated Companies" refers to companies which are directly or indirectly dependent on the Company and which are taking part in the Plan.

"ROCE" stands for 'return on capital employed'.

"WACC" stands for 'weighted average cost of capital'.